CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS
Company Reports Growth in Sales of 10% and Income(1) of 22% for the Year
Company Provides 2014 Outlook
BLOOMFIELD HILLS, Michigan, February 20, 2014 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the year and quarter ended December 31, 2013. For the year, the Company reported record net sales from continuing operations of $1.395 billion, an increase of 9.6% compared to 2012. The Company reported full year income from continuing operations attributable to TriMas Corporation of $74.9 million, or $1.81 per diluted share, compared to income from continuing operations of $33.9 million, or $0.89 per diluted share, in 2012. Excluding Special Items(1), full year 2013 income from continuing operations would have been $85.1 million, or $2.06 per diluted share, as compared to $1.84 per diluted share in 2012.
The Company reported record fourth quarter net sales from continuing operations of $323.4 million, an increase of 7.4% compared to fourth quarter 2012. The Company reported fourth quarter 2013 income from continuing operations attributable to TriMas Corporation of $6.9 million, or $0.15 per diluted share, as compared to a loss of $13.9 million, or $0.35 per diluted share during fourth quarter 2012. Excluding Special Items(1), fourth quarter 2013 diluted earnings per share from continuing operations would have been $0.31, as compared to $0.33 in fourth quarter 2012, while absorbing 13.8% higher weighted average shares outstanding in fourth quarter 2013 as compared to fourth quarter 2012.

TriMas 2013 Highlights

•	Achieved record net sales of $1.395 billion in 2013, an increase of 9.6%, due to the results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

•
Improved 2013 income from continuing operations(1) by 22.1% compared to 2012. Improved 2013 diluted earnings per share(1) by 12.0%, while absorbing incremental costs related to numerous acquisitions and 9.1% higher weighted average shares outstanding for 2013 as compared to 2012.

•
Continued to optimize the debt structure in October 2013 to further reduce future interest rates, extend maturities and increase available liquidity. In 2013, reduced total indebtedness from $422.4 million as of December 31, 2012 to $305.7 million as of December 31, 2013, while reducing interest expense by almost 50% as compared to 2012.

•
Issued 5,175,000 shares of common stock with net proceeds of $174.7 million in September 2013 to support future revenue and earnings growth including bolt-on acquisitions and capital expenditures in support of growth and productivity initiatives.

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add necessary capacity, enhance customer service and support future growth.

•
Continued to refine the business portfolio to support the Company's strategic initiatives, including completing 10 bolt-on acquisitions during 2013 for approximately $105.8 million, net of cash acquired, and divesting the non-core assets of the European rings and levers business for approximately $10.3 million.

•	Expanded geographic reach and related sales into China, Thailand, Singapore, Brazil and several European countries.

"We completed 2013 with record net sales of approximately $1.4 billion, a 9.6% sales growth as compared to 2012, despite the challenges we faced in our energy end markets," said David Wathen, TriMas President and Chief Executive Officer. "During the year, we pursued many key initiatives with actions focused on fine-tuning our business portfolio via acquisition and divestiture, enhancing our capital structure through our recent equity offering and debt refinancing, moving and consolidating multiple plants for cost reduction, integrating acquisitions and evaluating many potential acquisitions. We also continued to focus on our growth and productivity programs in each of our businesses. These initiatives will position TriMas for continued sales and earnings growth and will drive additional shareholder value into the future."

"During the fourth quarter, we experienced additional pressure in our energy businesses, including cost structure and inventory challenges in Brazil," Wathen continued. "While the end markets are negatively affecting current demand for our products, we are focused on optimizing our cost structures and supply chains in these businesses, increasing sales of our higher margin products and leveraging recent acquisitions in newer geographies. We remain focused on continuous improvement and productivity, and are taking actions to improve long-term margins in all of our businesses."

"Looking forward, we remain committed to TriMas' ability to attain our strategic aspirations, while intensifying our efforts to increase earnings, operating margins and cash flow. We are estimating 2014 top-line growth of 6% to 8% as compared to 2013. We expect full-year 2014 diluted earnings per share from continuing operations to range between $2.15 and $2.25 per share, taking into account the uncertainty in our energy end markets, a higher effective tax rate and currency fluctuations, as well as approximately 9% higher weighted average shares outstanding expected for 2014 as compared to 2013. We continue to be confident in our ability to grow the top-line faster than the economy, improve our margins and generate strong cash flow - to deliver increased returns on capital,” Wathen concluded.
Full Year 2013 Financial Results - From Continuing Operations

•
TriMas reported 2013 record net sales from continuing operations of $1.395 billion, an increase of 9.6% as compared to $1.273 billion in 2012. During 2013, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, as well as market share gains, new product introductions and geographic expansion. These sales increases were partially offset by approximately $9.1 million of unfavorable currency exchange.

•
The Company reported 2013 operating profit of $120.5 million, compared to operating profit of $127.9 million for 2012. Excluding the impact of Special Items(1), operating profit would have been $138.2 million in 2013. In 2013, operating profit margin (excluding Special Items(1)) was 9.9%, as the favorable impact of ongoing productivity initiatives and operating leverage gained on higher sales levels was offset by a less favorable product sales mix, costs related to recent acquisitions including purchase accounting-related adjustments, manufacturing inefficiencies related to new plants and equipment, and higher costs associated with our global growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, 2013 income from continuing operations was $74.9 million, or $1.81 per diluted share, compared to income from continuing operations of $33.9 million, or $0.89 per diluted share, during 2012. Excluding the impact of Special Items(1), primarily related to business and tax restructuring items, debt extinguishment costs, the termination of interest rate swaps, and the release of historical translation adjustments resulting from the sale of Rieke Italy, 2013 income from continuing operations would have been $85.1 million, or $2.06 per share, a per share increase of 12.0% as compared to 2012.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) for 2013 of $48.1 million, as compared to $27.1 million in 2012, while continuing to invest in capital expenditures, working capital in acquisitions, and future growth and productivity programs.

•
During 2013, the Company invested $39.5 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $105.8 million in bolt-on acquisitions, net of cash acquired.

Fourth Quarter 2013 Financial Results - From Continuing Operations

•
TriMas reported record fourth quarter net sales of $323.4 million, an increase of 7.4% as compared to $301.0 million in fourth quarter 2012, as a result of additional sales from bolt-on acquisitions, as well as market share gains, new product introductions and geographic expansion. These sales increases were partially offset by approximately $3.4 million of unfavorable currency exchange.

•
The Company reported operating profit of $11.9 million in fourth quarter 2013, as compared to operating profit of $19.3 million during fourth quarter 2012. Excluding Special Items(1) related to facility consolidation and relocation projects within the Cequent Americas segment, fourth quarter 2013 operating profit would have been $24.9 million. Fourth quarter 2013 operating profit margin was impacted by a less favorable product sales mix, costs related to recent acquisitions including purchase accounting related adjustments, new plant and equipment ramp-up costs, and higher costs associated with our global growth initiatives. The Company continued to generate significant savings from capital investments, productivity projects and lean initiatives, which funded growth initiatives and offset economic cost increases.

•
Excluding noncontrolling interests related to Arminak & Associates, the Company reported fourth quarter 2013 income from continuing operations of $6.9 million, or $0.15 per diluted share, as compared to a loss from continuing operations of $13.9 million, or a loss of $0.35 per diluted share, during fourth quarter 2012. Excluding Special Items(1) related to business restructuring costs, debt extinguishment costs, the termination of interest rate swaps and tax restructuring, fourth quarter 2013 income from continuing operations would have been $14.1 million, or $0.31 per diluted share, as compared to $0.33 in fourth quarter 2012, while absorbing 13.8% higher weighted average shares outstanding in fourth quarter 2013 as compared to fourth quarter 2012.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $42.0 million for fourth quarter 2013, as compared to $48.1 million in fourth quarter 2012.

Financial Position

TriMas reported total indebtedness of $305.7 million as of December 31, 2013, as compared to $422.4 million as of December 31, 2012. TriMas ended 2013 with $387.3 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results - From Continuing Operations(2)

Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany and Rieke China)

Net sales for fourth quarter and full year 2013 increased 7.3% and 13.8%, respectively, as compared to the year ago periods, primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as new customer opportunities in Asia. This increase was partially offset by a decrease in industrial closures sales which is related to the divestiture of the Italian rings and levers business during third quarter 2013. Operating profit and the related margin percentage for the quarter and full year increased due to higher sales levels, margin improvement of the acquired businesses resulting from investments in capital projects and productivity efforts, lower acquisition costs and a gain recognized on the sale of our business in Italy, partially offset by incremental investments to penetrate the Asian specialty dispensing market. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

Energy - (Consists of Lamons including South Texas Bolt & Fitting, Basrur, CIFAL, Gasket Vedações Técnicas and Wulfrun)

Fourth quarter net sales decreased 6.0% as compared to the year ago period, primarily due to the significant slow down and postponement of turnaround activity and maintenance spend in the North American refining and petrochemical end markets, partially offset by sales related to acquisitions. Full year 2013 net sales increased 8.1% primarily due to the results of recent acquisitions and increased sales to engineering and construction customers. This was partially offset by the reduction in customer shutdown activity at refineries and petrochemical plants compared to the prior year, and the impact of unfavorable currency exchange. Operating profit and the related margin percentage for the quarter and year both decreased as manufacturing productivity was more than offset by the impact of weaker refinery shutdown activity, which resulted in a less favorable product mix shift toward standard gaskets and bolts, lower fixed cost absorption and higher selling, general and administrative expenses in support of branch expansion and acquisitions during 2013. The Company continues to optimize its sales and service branch network in support of its global customers, while focusing on improving margins.

Aerospace & Defense - (Consists of Monogram Aerospace Fasteners, Mac Fasteners, Martinic Engineering and NI Industries)

Net sales for fourth quarter and full year 2013 increased 48.4% and 29.5%, respectively, as compared to the year ago periods, primarily due to the results of the acquisitions of Martinic Engineering in January 2013 and Mac Fasteners in October 2013, improved demand for blind bolts and one-sided installation products resulting from new programs with airplane frame manufacturers and the recent introduction of new products. Fourth quarter 2013 operating profit and the related margin percentage improved primarily due to higher sales levels and the ramp-up of production at the Tempe, Arizona collar manufacturing facility. Full year 2013 operating profit increased primarily as a result of higher sales levels in the aerospace business. The related margin percentage decreased as a result of manufacturing and new facility inefficiencies in the aerospace business, purchase accounting adjustments and acquisition costs, and a less favorable product sales mix due to the acquired businesses having lower margins than the remainder of the aerospace business. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications and leveraging bolt-on acquisitions, as well as managing existing defense contracts.

Engineered Components - (Consists of Arrow Engine and Norris Cylinder)

Net sales for fourth quarter and full year 2013 declined 9.3% and 7.3%, respectively, as compared to the year ago periods, primarily due to lower demand for engines, gas compression products and other well-site content related to decreased levels of drilling activity and well completions. Sales of industrial cylinders, however, increased for the full year as compared to 2012 primarily due to growth in international markets and continued domestic market share gains. Fourth quarter 2013 operating profit declined compared to the prior year period due to lower sales levels, while the related margin percentage increased slightly due to efforts to reduce costs in the engine business. Full year 2013 operating profit and the related margin percentage declined compared to the prior year period primarily due to a less favorable product sales mix and lower fixed cost absorption in the engine business, which was partially offset by sales increases and productivity initiatives in the industrial cylinder business. The Company continues to develop new products and expand its international sales efforts.

Cequent APEA - (Consists of Cequent operations in Australia, Asia, Europe and Africa)
Net sales for fourth quarter and full year 2013 increased 17.4% and 17.9%, respectively, as compared to the year ago periods, primarily due to the results of its continued geographic expansion, including the April 2013 acquisition of C.P. Witter, the July 2013 acquisition of the towing assets of AL-KO, the full year effect of the July 2012 acquisition of Trail Com and new business awards in the Asian region, partially offset by the negative impact of currency exchange. Fourth quarter operating profit and the related margin percentage, excluding Special Items(1), increased primarily due to the higher sales levels, facility efficiency gains following the completion of the consolidation of two manufacturing facilities into one new facility and a gain on the sale of a facility in Australia. Full year 2013 operating profit and the related margin percentage declined as the profit earned on the increased sales levels and facility efficiency gains was more than offset by less favorable product sales mix and incremental costs associated with our recent acquisitions. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.

Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products with operations in North and South Americas)

Net sales for fourth quarter and full year 2013 increased 10.3% and 9.2%, respectively, compared to the year ago periods, resulting primarily from increased sales within the retail, auto original equipment and aftermarket channels. Sales increases were largely the result of new product introductions, continued market share gains and bolt-on acquisitions. Fourth quarter operating profit and related margin percentage declined compared to fourth quarter 2012, excluding Special Items(1) related to the costs incurred associated with the relocation of certain production to a lower cost country and the consolidation of the broom and brush businesses, as increased sales levels and improved sourcing and productivity initiatives, were more than offset by a less favorable product mix, acquisition related costs and increased selling, general and administrative expenses in support of growth initiatives. Full year operating profit decreased slightly and the related margin percentage declined, excluding Special Items(1), due to a less favorable product sales mix in 2013, resulting from incremental sales from the retail broom and brush line, recent acquisitions in Brazil, which yield lower margins than certain of the other products, as well as increased freight costs in our retail business. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2014 Outlook

The Company is estimating that 2014 sales will increase 6% to 8% as compared to 2013. The Company expects full-year 2014 diluted earnings per share from continuing operations to be between $2.15 and $2.25 per share, while absorbing approximately 9% higher weighted average shares outstanding for 2014 as compared to 2013 and excluding any future events that may be considered Special Items. In addition, the Company expects 2014 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $55 million and $65 million.

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2013 earnings conference call today, Thursday, February 20, 2014, at 10:00 a.m. Eastern Time. The call-in number is (888) 539-3678. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2013 earnings conference call (Conference ID #3029887). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #3029887) beginning February 20, 2014 at 3:00 p.m. Eastern Time through February 27, 2014 at 3:00 p.m. Eastern Time.

Cautionary Notice Regarding Forward-looking Statements

Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$27,000	$20,580
Receivables, net	180,210	150,390
Inventories	270,690	238,020
Deferred income taxes	18,340	18,270
Prepaid expenses and other current assets	18,770	10,530
Total current assets	515,010	437,790
Property and equipment, net	206,150	185,030
Goodwill	309,660	270,940
Other intangibles, net	219,530	206,160
Other assets	50,430	31,040
Total assets	$1,300,780	$1,130,960
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,290	$14,370
Accounts payable	166,090	158,410
Accrued liabilities	85,130	74,420
Total current liabilities	261,510	247,200
Long-term debt	295,450	408,070
Deferred income taxes	64,940	60,370
Other long-term liabilities	99,990	84,960
Total liabilities	721,890	800,600
Redeemable noncontrolling interests	29,480	26,780
Total shareholders' equity	549,410	303,580
Total liabilities and shareholders' equity	$1,300,780	$1,130,960

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(unaudited)
Net sales	$323,430	$301,040	$1,394,860	$1,272,910
Cost of sales	(250,890)	(222,220)	(1,041,460)	(929,150)
Gross profit	72,540	78,820	353,400	343,760
Selling, general and administrative expenses	(62,100)	(59,440)	(244,640)	(216,170)
Net gain (loss) on dispositions of property and equipment	1,420	(50)	11,770	280
Operating profit	11,860	19,330	120,530	127,870
Other expense, net:
Interest expense	(2,010)	(5,380)	(18,330)	(35,800)
Debt extinguishment costs	(2,460)	(40,250)	(2,460)	(46,810)
Other expense, net	(2,340)	(590)	(1,980)	(3,000)
Other expense, net	(6,810)	(46,220)	(22,770)	(85,610)
Income (loss) from continuing operations before income tax expense	5,050	(26,890)	97,760	42,260
Income tax benefit (expense)	3,230	13,800	(18,390)	(5,970)
Income (loss) from continuing operations	8,280	(13,090)	79,370	36,290
Income from discontinued operations, net of income taxes	—	—	700	—
Net income (loss)	$8,280	$(13,090)	$80,070	$36,290
Less: Net income attributable to noncontrolling interests	1,430	850	4,520	2,410
Net income (loss) attributable to TriMas Corporation	6,850	(13,940)	75,550	33,880
Basic earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$0.15	$(0.36)	$1.83	$0.90
Discontinued operations	—	—	0.02	—
Net income (loss) per share	$0.15	$(0.36)	$1.85	$0.90
Weighted average common shares - basic	44,698,948	39,101,163	40,926,257	37,520,935
Diluted earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$0.15	$(0.35)	$1.81	$0.89
Discontinued operations	—	—	0.02	—
Net income (loss) per share	$0.15	$(0.35)	$1.83	$0.89
Weighted average common shares - diluted	45,159,205	39,680,565	41,395,706	37,949,021

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$80,070	$36,290
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of businesses and other assets	(11,770)	(280)
Gain on bargain purchase	(2,880)	—
Depreciation	30,810	25,050
Amortization of intangible assets	19,770	19,820
Amortization of debt issue costs	1,780	2,490
Deferred income taxes	(8,800)	(8,330)
Non-cash compensation expense	9,200	9,280
Excess tax benefits from stock based compensation	(1,550)	(2,730)
Debt extinguishment costs	2,460	46,810
Increase in receivables	(25,580)	(3,800)
Increase in inventories	(10,690)	(48,010)
(Increase) decrease in prepaid expenses and other assets	(2,380)	620
Increase (decrease) in accounts payable and accrued liabilities	7,800	(3,700)
Other, net	(630)	(290)
Net cash provided by operating activities, net of acquisition impact	87,610	73,220
Cash Flows from Investing Activities:
Capital expenditures	(39,490)	(46,120)
Acquisition of businesses, net of cash acquired	(105,790)	(89,880)
Net proceeds from disposition of businesses and other assets	14,940	3,000
Net cash used for investing activities	(130,340)	(133,000)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	174,670	79,040
Proceeds from borrowings on term loan facilities	359,470	584,670
Repayments of borrowings on term loan facilities	(587,500)	(404,770)
Proceeds from borrowings on revolving credit and accounts receivable facilities	1,222,980	724,500
Repayments of borrowings on revolving credit and accounts receivable facilities	(1,113,910)	(706,500)
Repurchase of 9 3/4% senior secured notes	—	(250,000)
Senior secured notes redemption premium and debt financing fees	(3,610)	(42,150)
Distributions to noncontrolling interests	(2,710)	(1,260)
Proceeds from contingent consideration related to disposition of businesses	1,030	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(4,440)	(990)
Proceeds from exercise of stock options	1,620	6,170
Excess tax benefits from stock based compensation	1,550	2,730
Net cash provided by (used for) financing activities	49,150	(8,560)
Cash and Cash Equivalents:
Increase (decrease) for the year	6,420	(68,340)
At beginning of year	20,580	88,920
At end of year	$27,000	$20,580
Supplemental disclosure of cash flow information:
Cash paid for interest	$16,750	$31,300
Cash paid for income taxes	$37,700	$25,820

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Packaging
Net sales	$78,220	$72,910	$313,220	$275,160
Operating profit	$18,220	$12,850	$83,770	$57,550
Special Items to consider in evaluating operating profit:
Release of historical translation adjustments related to the sale of Italian business	$—	—	(7,910)	—
Excluding Special Items, operating profit would have been	$18,220	12,850	75,860	57,550

Energy
Net sales	$44,160	$46,990	$205,580	$190,210
Operating profit (loss)	$(3,910)	$3,290	$8,620	$17,810

Aerospace & Defense
Net sales	$30,540	$20,580	$101,790	$78,580
Operating profit	$8,430	$5,110	$23,760	$20,820

Engineered Components
Net sales	$41,540	$45,820	$185,370	$200,000
Operating profit	$5,000	$5,370	$19,450	$27,990

Cequent APEA
Net sales	$40,290	$34,330	$151,620	$128,560
Operating profit	$4,620	$3,300	$13,920	$12,300
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$270	$—	$3,150
Excluding Special Items, operating profit would have been:	$4,620	$3,570	$13,920	$15,450

Cequent Americas
Net sales	$88,680	$80,410	$437,280	$400,400
Operating profit (loss)	$(12,180)	$(670)	$8,850	$27,420
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$13,000	$3,690	$25,570	$7,530
Excluding Special Items, operating profit would have been:	$820	$3,020	$34,420	$34,950

Corporate Expenses
Operating loss	$(8,320)	$(9,920)	$(37,840)	$(36,020)

Total Company
Net sales	$323,430	$301,040	$1,394,860	$1,272,910
Operating profit	$11,860	$19,330	$120,530	$127,870
Total Special Items to consider in evaluating operating profit:	$13,000	$3,960	$17,660	$10,680
Excluding Special Items, operating profit would have been:	$24,860	$23,290	$138,190	$138,550

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Income (loss) from continuing operations, as reported	$8,280	$(13,090)	$79,370	$36,290
Less: Net income attributable to noncontrolling interests	1,430	850	4,520	2,410
Income (loss) from continuing operations attributable to TriMas Corporation	$6,850	$(13,940)	$74,850	$33,880
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	—	—	(7,910)	—
Severance and business restructuring costs	7,170	2,630	15,860	7,150
Debt extinguishment costs	1,530	26,660	1,530	31,060
Net gain on termination of interest rate swaps	(1,410)	—	(1,410)	—
Tax restructuring	—	(2,400)	2,200	(2,400)
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$14,140	$12,950	$85,120	$69,690

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Diluted earnings (loss) per share from continuing operations attributable to TriMas Corporation, as reported	$0.15	$(0.35)	$1.81	$0.89
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Release of historical translation adjustments related to the sale of Italian business	—	—	(0.19)	—
Severance and business restructuring costs	0.16	0.07	0.38	0.19
Debt extinguishment costs	0.03	0.67	0.04	0.82
Net gain on termination of interest rate swaps	(0.03)	—	(0.03)	—
Tax restructuring	—	(0.06)	0.05	(0.06)
Excluding Special Items, EPS from continuing operations would have been	$0.31	$0.33	$2.06	$1.84
Weighted-average shares outstanding for the three and twelve months ended December 31, 2013 and 2012	45,159,205	39,680,565	41,395,706	37,949,021